Exhibit 99.1

News Release
Contact:
James M. Sullivan
Executive Vice President and
Chief Financial Officer
+1 414-319-8509

JOY GLOBAL ELECTS NEW DIRECTOR

Milwaukee, WI – December 6, 2013 -- Joy Global Inc. (NYSE: JOY), a worldwide leader in high productivity mining solutions, announced today that Edward (Ted) L. Doheny, II, Executive Vice President of the Company, and designated by the board to be Mike Sutherlin’s successor upon his retirement, has been elected to its board of directors.

“Ted is a very valuable addition to our board”, said John N. Hanson, Joy Global’s Non-Executive Chairman. “His experience in leading our underground mining machinery business over the past 7 years and 21 years of prior experience with Ingersoll-Rand Co. in a series of senior executive positions, will complement and expand the capability of our board. Ted’s focus on growth and service will be especially important as we continue to look to global markets and our direct service model for growth opportunities”.

Mr. Doheny has served as Executive Vice President of the company and as President and Chief Operating Officer of the Underground Mining business since joining Joy Global in 2006.

Mr. Doheny earned his Bachelor’s of Science Degree in Engineering from Cornell University and a Master’s of Science degree in Management from Purdue University. He serves on the Board of Directors of John Bean Technologies Corporation (NYSE: JBT).

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About Joy Global Inc.

Joy Global Inc. is a worldwide leader in mining equipment and services for surface and underground mining.

JOY-G

100 E. Wisconsin Ave., Suite 2780 Milwaukee, WI 53202 t PO Box 554 Milwaukee, WI 53201-0554 t 414/319/8506